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                                                                    Exhibit 10.7

     FORM OF TAX RESPONSIBILITY ALLOCATION AGREEMENT (the "Agreement"), dated as of [ ] __, 2003, between Merck & Co., Inc., a New Jersey Corporation ("Distributing"), and Medco Health Solutions, Inc., a Delaware corporation ("Controlled" and together with Distributing, the "Companies").

     WHEREAS, Distributing owned 100% of the membership interests in Merck Medco Care LLC, a Delaware limited liability company ("Medco") and, as part of a plan intended to culminate in the Distribution (as defined below), has caused Medco to convert under Delaware law to a corporation which has adopted the name of Controlled;

     WHEREAS, pursuant to such plan, the board of directors of Distributing has determined it would be in the best interests of Distributing and its shareholders to distribute (the "Distribution") all of Distributing's shares in Controlled to the Distributing shareholders on the terms and conditions set forth in the Master Separation and Distribution Agreement dated the date hereof between Distributing and Controlled (the "Distribution Agreement") (the date of such Distribution, the "Distribution Date");

     WHEREAS, the Companies intend that the Distribution qualify as a tax-free spin-off pursuant to Section 355 and as a reorganization pursuant to Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, as of the date hereof, Distributing is the common parent of an affiliated group of domestic corporations, including Controlled, which has elected to file consolidated U.S. federal income tax returns and, as a result of the Distribution, Controlled will not be a member of such group for the portion of the taxable year following the Distribution or in future taxable years;

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     WHEREAS, the Companies desire (i) to allocate the responsibilities for
Income Tax (as hereinafter defined) of Controlled, (ii) to allocate the responsibilities for Other Controlled Tax (as hereinafter defined) and (iii) to provide for certain additional Tax (as hereinafter defined) matters;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its subsidiaries as of the Distribution Date, and its future subsidiaries) hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

     "Affiliate" means any entity that is directly or indirectly under the Control of the person or entity in question.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

     "Controlled Business" means any businesses formerly carried out by Distributing (directly or indirectly), that are now carried out by the Controlled Group and any assets owned directly or indirectly by Distributing that are now owned by the Controlled Group.

     "Controlled Combined Income Tax" shall mean, with respect to any period for which the Controlled Group is included in any of Distributing's combined or unitary groups, the liability for state or local Income Tax of the Controlled Group computed as though the Controlled Group filed a Tax Return separate from Distributing for such taxable period, which amount shall not be less than zero.

     "Controlled Federal Income Tax" shall mean, with respect to any period for which the Controlled Group is included in Distributing's consolidated group, the liability for U.S. federal Income Tax (including "alternative minimum tax", if any) of the Controlled Group computed as though the Controlled Group filed a U.S. federal Income Tax Return separate from Distributing for such taxable period, which amount shall not be less than zero.

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     "Controlled Group" shall mean, collectively or separately, Controlled and any Affiliate of Controlled for which Controlled has any direct or indirect Tax liability.

     "Controlled Incorporation Date" means May 21, 2002, the date Controlled was incorporated.

     "Controlled Separate Income Tax" shall mean any state or local Income Tax imposed on any member of the Controlled Group (which is not a Controlled Combined Income Tax).

     "Distributing Group" shall mean, collectively or separately, Distributing and any Affiliate of Distributing for which Distributing has any direct or indirect Tax liability, other than any member of the Controlled Group.

     "Distributing Subsidiary" shall mean an Affiliate of Distributing other than Controlled or any Affiliate of Controlled.

     "Income Tax" shall mean any tax imposed on net income, including the Michigan Single Business Tax, but not including Washington State's "business and occupation tax" or any municipal gross receipts tax ("patente") imposed in Puerto Rico.

     "IRS Private Letter Ruling" means the supplemental private letter ruling from the United States Internal Revenue Service issued in connection with the Distribution on July 14, 2003, and, to the extent not superceded by such private letter ruling, the private letter ruling from the United States Internal Revenue Service issued in connection with the Distribution on September 30, 2002.

     "Other Controlled Tax" means any Tax of the Controlled Group or with respect to the Controlled Business that is not an Income Tax (whether payable directly by

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Controlled Group or payable by a combined or unitary group that includes the
Controlled Group to the extent of Controlled Group's portion of such Tax).

     "Post-Distribution Period" means all taxable periods or portions of periods beginning on or after the Distribution Date.

     "Post-Incorporation Period" means all taxable periods or portions of periods beginning on or after the Controlled Incorporation Date.

     "Pre-Distribution Period" means all taxable periods or portions of periods ending before the Distribution Date.

     "Pre-Incorporation Period" means all taxable periods or portions of periods ending before the Controlled Incorporation Date.

     "Tax" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

     "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     "Tax Benefit" means the amount that any item of loss, deduction or credit (or any other item) decreases Taxes paid or payable including any interest with respect thereto or

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interest that would have been payable but for such item, net of any Tax imposed on such interest.

     "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Tax (including any administrative or judicial review of any claim for refund).

     "Tax Detriment" means the amount that any item of income or gain (or any other item) increases Taxes paid or payable including any interest with respect thereto.

     "Tax Return" means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law in respect of Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined or unitary group of taxpayers.

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                                   ARTICLE II

                             RESPONSIBILITY FOR TAX

     2.01 Responsibility for Tax.

          (a) Distributing shall be responsible for and indemnify and hold harmless the Controlled Group from (i) any liability for Controlled Federal Income Tax and Controlled Combined Income Tax with respect to the Pre-Distribution Period (other than Income Taxes described in Section 2.01(g)); (ii) any Controlled Separate Income Tax with respect to the Pre-Incorporation Period;
(iii) any Income Tax of the Distributing Group by reason of Controlled Group being severally liable for such Income Tax pursuant to Treasury Regulations
Section 1.1502-6 or any analogous provision of state or local law; and (iv) any item described in Section 3.01(a) to the extent not covered by Section 3.01(b).

          (b) Notwithstanding the provisions of clause (i) of Section 2.01(a), for all periods in which Controlled is a member of Distributing's consolidated group, Controlled shall be responsible for and shall pay to Distributing, on or prior to the Distribution Date, an amount equal to the estimate of the Controlled Federal Income Tax for such periods, as determined by Distributing in good faith and in the ordinary course of business.

          (c) Notwithstanding the provisions of clause (i) of Section 2.01(a), for all periods in which Controlled or any other member of the Controlled Group is a member of a state or local consolidated, combined or unitary group of which any member of the Distributing Group is the parent, Controlled shall be responsible for and shall pay to Distributing, on or prior to the Distribution Date, an amount equal to the estimate of

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the Controlled Combined Income Tax for such periods, as determined by
Distributing in good faith and in the ordinary course of business.

          (d) Controlled shall be responsible for, and indemnify and hold harmless the Distributing Group from (i) all Income Tax of the Controlled Group with respect to a Post-Distribution Period; (ii) any Controlled Separate Income Tax with respect to the Post-Incorporation Period; (iii) Income Taxes described in Section 2.01(g); (iv) all Other Controlled Tax (regardless of which period it relates to); and (v) any act for which Controlled is liable under Section 3.01(b).

          (e) For purposes of this Agreement, in the case of any taxable period that begins before and ends after the Distribution Date, the amount of Controlled Federal Income Tax and/or Controlled Combined Income Tax payable for a portion of a period shall be the amount which would have been payable if that portion of a period constituted a separate taxable period beginning on the date such portion of a period began and ending on the date such portion of a period ended, or in such other manner as the parties may agree.

          (f) For purposes of this Agreement, in the case of any taxable period that begins before and ends after the Controlled Incorporation Date, the amount of Controlled Separate Income Tax payable for a portion of a period shall be the amount which would have been payable if that portion of a period constituted a separate taxable period beginning on the date such portion of a period began and ending on the date such portion of a period ended, or in such other manner as the parties may agree.

          (g) In the event that any jurisdiction determines that the income of any member of the Controlled Group is included or includible with the income of any

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member of the Distributing Group for purposes of calculating the combined, consolidated, or unitary Tax liability of the Distributing Group and, as of the date hereof, the income of such member of the Controlled Group was not so included by any member of the Distributing Group in a combined, consolidated, or unitary group of which such member of the Distributing Group was the common parent, Controlled shall be responsible for and shall pay to Distributing any Income Tax liability incurred by any member of the Distributing Group as a result of such determination.

     2.02 Refunds and Tax Benefits.

          (a) Refunds and Carrybacks. (i) Except as provided in (v) or (vi) below, Distributing shall be entitled to any refunds of Controlled Federal Income Tax and Controlled Combined Income Tax (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods ending on or before the Distribution Date and Controlled shall be entitled to any refunds of Income Tax of the Controlled Group (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods beginning on or after the Distribution Date. Distributing and Controlled agree to allocate such refunds (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods that begin before and end after the Distribution Date to whichever of Distributing, Controlled, or both initially bore the items to which such refund is attributable.

               (ii) Except as provided in (v) below, Distributing shall be entitled to any refunds of Controlled Separate Income Tax (including refunds paid by means of a

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credit against other or future Tax liabilities) arising with respect to taxable periods ending on or before the Controlled Incorporation Date. Controlled shall be entitled to any refunds of Controlled Separate Income Tax paid by or on behalf of the Controlled Group (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods beginning on or after the Controlled Incorporation Date. Distributing and Controlled agree to allocate such refunds (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods that begin before and end after the Controlled Incorporation Date to whichever of Distributing, Controlled, or both initially bore the items to which such refund is attributable.

               (iii) Controlled shall be entitled to any refunds or credits of Other Controlled Tax (including refunds paid by means of a credit against other or future Tax liabilities).

               (iv) Controlled shall promptly forward to Distributing or reimburse Distributing for any refunds due Distributing (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any net Tax Detriment imposed with respect to such refunds or any interest paid with respect to such refunds), and Distributing shall promptly forward to Controlled or reimburse Controlled for any refunds due Controlled (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any net Tax Detriment imposed with respect to such refunds or any interest paid with respect to such refunds). In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. If

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Distributing reasonably so requests, Controlled, at Distributing's expense, shall file for and pursue any refund to which Distributing is entitled under this Section 2.02(a). If Controlled reasonably so requests, Distributing, at Controlled's expense, shall file for and pursue any refund to which Controlled is entitled to under this Section 2.02(a).

               (v) Distributing agrees that if the Controlled Group carries back any item of loss, deduction or credit which arises in any taxable period the Income Tax for which Controlled is responsible, into any taxable period the Income Tax for which Distributing was responsible, then Controlled shall be entitled to any Tax Benefit or refund of Tax realized as a result of the carryback.

               (vi) Notwithstanding anything to the contrary in this Section 2.02, Distributing shall not be entitled to, and Controlled shall be entitled to, any refunds or credits with respect to Income Tax for which Controlled was liable under Section 2.01(g).

          (b) Allocation of Benefits. If as a result of or in settlement of any Tax Contest, any adjustments shall be made to any Tax Returns relating to Income Tax of the Controlled Group or the Distributing Group for any period in which Distributing was responsible for all or a portion of such Income Tax, and if such adjustment results in both (x) any Tax Detriment to Distributing or any Affiliate of Distributing and (y) any Tax Benefit to which the Controlled Group is entitled, then Controlled shall pay to Distributing the amount of such Tax Benefit at such time or times as and to the extent that the Controlled Group realizes such benefit through a refund of Tax or reduction in the amount of Tax which the Controlled Group would otherwise have had to pay if such adjustment had not been made. For purposes of clause (x), an Affiliate of Distributing

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shall include (but not be limited to) members of the Controlled
Group with respect to (a) Controlled Federal Income Tax and/or Controlled Combined Income Tax and (b) for the Pre-Incorporation Period, Controlled Separate Income Tax.

          If as a result of or in settlement of any Tax Contest, any adjustments shall be made to any Tax Returns relating to Income Tax of the Controlled Group for any period in which Controlled is liable hereunder for all or a portion of such Income Tax, and if such adjustment results in both (x) any Tax Detriment to the Controlled Group with respect to such period and (y) any Tax Benefit to which Distributing or any Affiliate of Distributing is entitled hereunder, then Distributing shall pay to Controlled the amount of such Tax Benefit at such time or times as and to the extent that Distributing or any Affiliate of Distributing realizes such benefit through a refund of Tax or reduction in the amount of Tax which Distributing or such Affiliate of Distributing would otherwise have had to pay if such adjustment had not been made. For purposes of clause (y), an Affiliate of Distributing shall include (but not be limited to) members of the Controlled Group with respect to (a) Controlled Federal Income Tax and/or Controlled Combined Income Tax and (b) for the Pre-Incorporation Period, Controlled Separate Income Tax.

     2.03 Option Deductions.

          (a)  Acquired Company Options.

               (i) Upon the exercise of any Acquired Company Option (as defined in (d) below) following the Distribution, (1) Controlled shall claim any Tax deduction attributable to such exercise on its Tax Return and Distributing shall not claim such deduction on its Tax Return as originally filed, (2) Controlled shall pay to

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Distributing an amount equal to the Option Tax Value (as defined in (d) below), and (3) to the extent that such deduction is disallowed to Controlled, and a Tax Authority determines (a "Determination") that Distributing is entitled to such deduction to any extent, Distributing shall, to such extent, repay to Controlled the portion of the Option Tax Value attributable to such Acquired Company Option.

               (ii) Controlled shall pay to Distributing the Option Tax Value under this Section 2.03(a) within 30 days of the date that Distributing notifies Controlled of the amount thereof. Distributing shall pay to Controlled the Option Tax Value under this Section 2.03(a) within 30 days of the date that Controlled notifies Distributing of the receipt of a Determination (which notification shall be made promptly after receipt thereof).

          (b) Merck Options. Upon the exercise of any Merck Option (as defined in (d) below) following the Distribution, (i) Distributing shall claim any Tax deduction attributable to such exercise on its Tax Return and Controlled shall not claim such deduction on its Tax Return as originally filed, and (ii) to the extent such deduction is disallowed to Distributing, and a Tax Authority makes a Determination that Controlled is entitled to such deduction, Controlled shall, to such extent, pay to Distributing, within 30 days of the date that Distributing notifies Controlled of the receipt of such Determination (which notification shall be made promptly after receipt thereof), the Option Tax Value attributable to such Merck Option.

          (c) All Other Stock Options. (i) Except as set forth in Section 2.03(a) and 2.03(b), upon the exercise of any option to purchase Distributing stock (whether

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before or following the Distribution), Distributing shall claim any tax deduction attributable to such exercise on its Tax Return and Controlled shall not claim such deduction on its Tax Return, and (ii) upon the exercise of any option to purchase Controlled stock following the Distribution, Controlled shall claim any tax deduction attributable to such exercise on its Tax Return and Distributing shall not claim such deduction on its Tax Return.

          (d) Definitions. For purposes of this Section 2.03, the following terms shall have the following meanings:

               (i) An "Acquired Company Option" shall mean any option to purchase Distributing stock held by a Controlled Employee (as defined below) granted under (1) the Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan (as amended effective November 18, 1993), (2) the Systemed, Inc. 1993 Employee Stock Option Plan, (3) the ProVantage Health Services, Inc. 1999 Stock Incentive Plan, (4) the Medical Marketing Group, Inc. 1991 Class B Stock Option Plan and (5) the Medical Marketing Group, Inc. 1991 Special Non-Qualified Stock Option Plan.

               (ii) The "Controlled Employees" shall mean any and all employees of the "Medco Group" (as defined in the Distribution Agreement) immediately following the Distribution.

               (iii) A "Merck Option" shall mean any option to purchase Distributing stock held by a Controlled Employee granted prior to February 26, 2002,

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other than the Acquired Company Options.

               (iv) The "Option Tax Value" as to the exercise of any option shall be an amount equal to the sum of (1) the amount of the deduction which would have been realized by Distributing thereon if Distributing had claimed such deduction multiplied by the highest statutory federal Income Tax rate to which Distributing is subject in the year of exercise (regardless of actual liability), plus (2) the amount of the deduction which would have been realized by Distributing thereon if Distributing had claimed such deduction multiplied by Distributing's weighted average state statutory income tax rate in the year of option exercise (regardless of actual liability, but less federal benefit), plus
(3) employment taxes, if any, payable by Distributing by reason of the exercise of such option, plus (4) an additional payment such that, after payment by Distributing of Tax, if any, upon the receipt of the Option Tax Value (including upon the payment provided by this clause (4)), Distributing retains an amount equal to the sum of the amounts set forth in clauses (1), (2) and (3) of this sentence.

     2.04 Preparation of Tax Returns.

     (a) Distributing shall cause the Controlled Group to join, for any Pre-Distribution Period for which the Controlled Group is required to do so (and may cause the Controlled Group (or any member thereof) to join for any such period or Tax Return for which the Controlled Group is eligible but not required to do so), in all federal, state or local consolidated, combined or unitary Income Tax Returns of Distributing's filing group. Distributing shall prepare and timely file all such federal, state or local consolidated, combined or unitary Tax Returns and shall timely pay all Tax with respect

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to such Tax Returns. Distributing shall provide to Controlled a copy of the portion of each such Tax Return and any supporting schedules that relate to the Controlled Group within 5 days after the filing thereof. No later than December 31 (or as close as reasonably practicable thereto) of the year in which Distributing's federal Income Tax Return with respect to such Tax is filed, Distributing shall provide to Controlled a statement of the Controlled Federal Income Tax and Controlled Combined Income Tax for such period, as determined by Distributing in good faith and in the ordinary course of business based upon such Tax Returns. If (x) the sum of the estimates of such Controlled Federal Income Tax and Controlled Combined Income Tax as paid by Controlled pursuant to
Section 2.01(b) and (c) above is less than (y) the sum of the Controlled Federal Income Tax and Controlled Combined Income Tax as determined under this Section 2.04(a), Controlled shall pay to Distributing the difference between (x) and
(y). If (x) the sum of the estimates of such Controlled Federal Income Tax and Controlled Combined Income Tax as paid by Controlled pursuant to Section 2.01(b) and (c) above is more than (y) the sum of the Controlled Federal Income Tax and Controlled Combined Income Tax as determined under this Section 2.04(a), Distributing shall pay to Controlled the difference between (x) and (y).

     (b) Distributing shall prepare (or cause to be prepared), at Controlled's expense (or where appropriate through the utilization of Controlled's staff), and Controlled shall timely file (or cause to be timely filed) any Tax Return relating to Controlled Separate Income Tax for any period that begins before the Distribution Date (or any portion of such a Tax Return which relates to the Pre-Distribution Period) whether it is required to be filed before or after the Distribution Date. Distributing shall

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provide a copy of each such Tax Return (or portion thereof) and any supporting schedules to Controlled at least 30 days before the date such Return is to be filed by Controlled for Controlled's review and approval, which approval shall not be unreasonably withheld. Controlled shall pay all Tax with respect to such Tax Return for which it is responsible pursuant to Section 2.01. Distributing shall pay to Controlled at least 5 days prior to the filing of such Tax Return any amount due on such Tax Return that is the responsibility of Distributing pursuant to Section 2.01.

     (c) Controlled shall be responsible for the preparation and filing of Tax Returns relating to Other Controlled Tax. Controlled shall pay all Tax with respect to any such Tax Returns.

     (d) Controlled shall not file (or allow the Controlled Group to file) any amended Tax Returns with respect to the Controlled Group for any Pre-Distribution Period without Distributing's consent.

     2.05 Cooperation and Exchange of Information. Distributing on the one hand, and Controlled, on the other, will timely and competently provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended return or claim for refund,
(ii) determining a liability for Tax or a right to a refund of Tax or (iii) participating in or conducting any audit or other proceeding in respect of Tax. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Tax Authorities. Each party shall devote the personnel and

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resources necessary in order to carry out this Section 2.05 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Except as provided below, each party shall carry out their responsibilities under this Section 2.05 without charge to the other. Any information obtained under this Section 2.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding the foregoing, Controlled shall reimburse Distributing for any internal and external costs and expenses (including the use of Distributing's staff) incurred with respect to matters concerning Controlled Separate Income Tax for the Pre-Distribution Period. It is further understood that in order to reduce the cost to Controlled in connection with Controlled Separate Income Tax matters, to the extent appropriate, Distributing shall utilize and Controlled shall provide, members of Controlled's staff.

     2.06 Tax Contests.

          (a) Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Tax for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give

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the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Tax arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

          (b) Control of Tax Contests. Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, Distributing shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a consolidated, combined or unitary federal or state Income Tax of which Distributing or a Distributing Subsidiary is the common parent and with respect to Controlled Separate Income Tax for the Pre-Incorporation Period. In the event that Distributing controls (pursuant to the proviso in the previous sentence) any Tax Contest which gives rise to a Controlled indemnification obligation hereunder, Distributing shall consult with Controlled with respect to such Tax Contest (to the extent such Tax Contest relates to issues for which Controlled is liable) and shall consider in good faith Controlled's advice with respect thereto. Furthermore Distributing may participate in any Tax Contest with respect to any Covered Transaction Tax (as hereinafter defined), and Controlled shall consider in good faith Distributing's advice

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with respect thereto, regardless of whether Distributing has liability or indemnification obligations with respect to such Tax under this Agreement.

                                   ARTICLE III

                                TRANSACTIONS TAX

     3.01 Transactions Tax.

          (a) General. Except as otherwise provided in this Section 3.01, Distributing shall be responsible for and pay any and all Tax resulting from income or gain recognized by Distributing as a result of the Distribution failing to qualify for or maintain tax-free treatment pursuant to Section 355 of the Code or other provisions of the Code or corresponding provisions of other applicable Tax laws and any Tax resulting from any income or gain recognized by Distributing or its Affiliates (including the Controlled Group) under Treasury Regulations Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Distribution (collectively "Covered Transaction Tax").

          (b) Inconsistent Acts and Events. Controlled shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for, any Covered Transactions Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) to the extent arising from (i) any breach by the Controlled Group of the representations or covenants under Section 4, (ii) any Tainting Act (as hereinafter defined) performed by the Controlled Group (whether or not Section 4.02(d) is complied with) and (iii) any Section 355(e) Event with respect to Controlled (whether or not such event is caused by a Tainting Act). A Section 355(e) Event with respect to Controlled means any event, involving the stock of Controlled or

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assets of the Controlled Group, which causes the Distribution to be a taxable event to Distributing as the result of the application of Section 355(e) of the Code (i.e., the Distribution becomes taxable to Distributing under Section 355(e) and but for the event the Distribution would not have been a taxable event to Distributing under Section 355(e)).

                                   ARTICLE IV

                          REPRESENTATIONS AND COVENANTS

     4.01 Representations.

          (a) Each of Controlled and Distributing represent that, as of the date of this Agreement, it and its Affiliates know of no fact that would jeopardize the expected Tax treatment of the Distribution.

          (b) Each of Controlled and Distributing represent and warrant that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with the expected Tax treatment of the Distribution.

     4.02 Covenants.

          (a) Controlled covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which is inconsistent with the expected Tax treatment of the Distribution (any such action, including any action referred to in clause (i) through (iii), is referred to in this Agreement as a "Tainting Act"). Without limiting the foregoing:

               (i) Specified Actions. During the two year period following the Distribution Date, Controlled will not (and it will cause its Affiliates not to)
(A) liquidate, merge or consolidate with or into any other corporation; (B) issue any of its

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capital stock in one or more transactions, other than (i) issuances to employees or directors in connection with the performance of services for Controlled (that are not excessive by reference to the services performed) which issuances either are (x) with respect to the exercise of options that were granted by Controlled before the Closing Date or (y) with respect to the exercise of options that were granted by Controlled on or after the Closing Date which satisfy the requirements of Treasury Regulations Section 1.355-7T(d)(6) to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Distribution or (ii) issuances of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction which satisfies the requirements of Treasury Regulations Section 1.355-7T(d)(7); (C) redeem, purchase or otherwise reacquire its capital stock in one or more transactions; (D) change the voting rights of any of its stock; (E) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon to satisfy Section 355(b) of the Code; (F) issue any options to acquire Controlled Shares other than options which satisfy the requirements of Treasury Regulations Section 1.355-7T(e)(3)(ii); or (G) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon to satisfy Section 355(b) of the Code.

               (ii) No Inconsistent Actions. Regardless of any change in circumstances, Controlled covenants and agrees that it will not take any action (and it will cause its Affiliates to refrain from taking any action) which is inconsistent with any factual statements or representations in the IRS Private Letter Ruling on or before the second anniversary of the Distribution Date other than as permitted in this Section 4. For

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

this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

               (iii) 355(e) Covenant. Without in any manner limiting paragraphs
(i) or (ii) immediately above, Controlled covenants and agrees that, through the second anniversary of the Distribution Date, it will not enter into (and it will cause its Affiliates to refrain from entering into) any agreements, understandings, arrangements or substantial negotiations with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Controlled stock representing a "50 percent or greater interest" within the meaning of
Section 355(e)(4) of the Code.

          (b) Amended or Supplemental Rulings. Each of Distributing and Controlled covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the IRS Private Letter Ruling with respect to the Distribution subsequent to the Distribution Date without the consent of the other, which consent shall not be unreasonably withheld.

          (c) Each of Distributing and Controlled covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with the treatment of the Distribution as tax-free pursuant to Code Section 355 and the treatment of the Distribution in a manner inconsistent with the IRS Private Letter Ruling.

          (d) Exceptions. Notwithstanding the foregoing, Controlled shall be permitted to take an action inconsistent with Section 4.02(a), if, prior to taking such

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

action, Controlled provides notification to Distributing of its plans with respect to such action, and promptly responds to any inquiries by Distributing following such notification, and (unless Distributing agrees otherwise in writing) either:

               (i) Controlled obtains a ruling with respect to the action from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to Distributing (except that Controlled shall not submit any such ruling request if Distributing determines in good faith that filing such request might have a materially adverse effect upon Distributing), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the expected Tax treatment of the Distribution or the IRS Private Letter Ruling; or

               (ii) Controlled obtains an unqualified opinion reasonably acceptable to Distributing of an independent nationally recognized tax counsel acceptable to Distributing, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the Distribution or the IRS Private Letter Ruling.

     Notwithstanding anything to the contrary in this Agreement, Controlled shall be liable for, and shall indemnify and hold harmless Distributing from any Covered Transaction Tax resulting from a Tainting Act by Controlled or its Affiliates, regardless of whether the exception of this Section 4.02(d) is satisfied with respect to such act.

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

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

     5.01 Notice. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

          if to Distributing:

               Merck & Co., Inc.
               One Merck Drive
               P.O. Box 100
               Whitehouse Station, New Jersey 08889
               Attention: Vice President - Corporate Taxes

          if to Controlled:

               Medco Health Solutions, Inc.
               100 Parsons Pond Drive
               Franklin Lakes, New Jersey  07417
               Attention: Tax Director

          Notification of a change of address shall be given by either party to the other as provided in this Section 5.01. All such notices and communications shall be

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

effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

     5.02 Governing Law. This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the State of New Jersey.

     5.03 Dispute Resolution. Any and all disputes between Distributing and Controlled arising out of any provision of this Agreement shall be submitted to and resolved by an independent nationally recognized accounting firm selected by Distributing and Controlled.

     5.04 Jurisdiction. Each party agrees to submit itself exclusively to the personal jurisdiction of any New Jersey court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New Jersey court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New Jersey with respect to any matters to which it has submitted to jurisdiction in this Section 5.04.

     5.05 Waiver Of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

     5.06 Entire Agreement. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement, or any other agreement entered into in connection with the Distribution the provisions of this Agreement shall control.

     5.07 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either Distributing or Controlled. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

     5.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

     5.09 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

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

     5.10 Headings. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     5.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for thirty days after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

     5.12 Payments. Unless a provision in this Agreement specifically provides a time period for payment, Distributing shall pay to Controlled any payment it owes to Controlled under this Agreement within 30 days after the date on which such payment becomes due. Unless a provision in this Agreement specifically provides a time period for payment, Controlled shall pay to Distributing any payment it owes to Distributing under this Agreement within 30 days after the date on which such payment becomes due.

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

     IN WITNESS WHEREOF, each of the parties has caused this Tax Responsibility Allocation Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


MERCK & CO., INC.                       MEDCO HEALTH SOLUTIONS, INC.


By:                                     By:
   -------------------------------         -------------------------------------
Name:                                   Name:
Title:                                  Title:

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